News Release	Contact:
For Immediate Release	Anna Austin, EVP, Corporate Communications (636) 534-2271 Email: investor.relations@tlcvision.com

TLCVision Creates New Refractive Centers Medical Director Position; Louis Probst, M.D., Named
to Role

ST. LOUIS, MO, — July 23, 2007 – TLC Vision Corporation today announced the appointment of Louis Probst, M.D., to the key role of Refractive Centers Medical Director. This newly created position will provide expanded clinical focus and leadership to the Company’s growing refractive centers business.

“We are very pleased that Dr. Probst has agreed to accept this role, and continue TLCVision’s long history of clinical leadership in the refractive industry,” said Jim Wachtman, President and Chief Executive Officer. “As a long standing advocate of the co-management process, Dr. Probst will work closely to strengthen TLCVision’s important relationship with the optometric profession. His clinical leadership will be a critical component in assuring our continued excellence in quality as we execute our refractive centers growth strategy. Through this role, Dr. Probst will serve to advance superior patient outcomes through ongoing clinical education in each of the Company’s 80 TLC Laser Eye Centers®.”

As one of TLC’s original surgeons, Dr. Probst has performed more than 80,000 LASIK procedures since 1995. He currently serves as medical director and performs procedures at TLC Center locations in Chicago, Illinois and Madison, Wisconsin.

Dr. Probst completed his ophthalmology residency at the University of Western Ontario where he received four awards from his peers for outstanding achievement. He was selected among ophthalmologists across North America for a surgical corneal fellowship in corneal transplantation and refractive surgery at the University of Minnesota.

Currently, Dr. Probst is a member of the American Academy of Ophthalmology and American Society of Cataract and Refractive Surgery. He is a past Educational Director of the International Society of Refractive Surgery, has given over 200 lectures and provides training to surgeons and eye doctors at refractive conferences throughout the world. In 2005 and 2006, Dr. Probst was selected by his peers as one of the Top 50 World Opinion Leaders in the Field of Cataract and Refractive Surgery. In 2004, Dr. Probst was awarded the Achievement Award by the American Academy of Ophthalmology and “Best Paper” awards at the annual meetings of the American Society of Cataract and Refractive Surgery, the Canadian Ophthalmology Society, and the American Academy of Ophthalmology.

Dr. Probst has published over 50 articles in peer-reviewed journals, 70 book chapters and 6 textbooks on refractive surgery. As a leader in LASIK, he developed ten instruments specifically for refractive surgeons who perform LASIK procedures.

About TLCVision

TLCVision is North America’s premier eye care services company, providing eye doctors with the tools and technologies needed to deliver high-quality patient care. Through its centers management and technology access service models, and its managed care contracting strength, TLCVision maintains leading positions in Refractive and Cataract markets. More information about TLCVision can be found on the corporate website www.tlcv.com. Go to www.tlcvision.com for information on refractive surgery.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.